Exhibit 10.2

NINTH AMENDMENT TO THE

PREMCOR RETIREMENT SAVINGS PLAN

WHEREAS, The Premcor Refining Group Inc. (“Company”) previously adopted the Premcor Retirement Savings Plan (“Plan”); and

WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 16.1 thereof; and

WHEREAS, the Company desires to amend the Plan to clarify the definition of Compensation;

NOW, THEREFORE, effective January 29, 2004, Section 2.5 of the Plan is amended by deleting the first paragraph thereof and replacing it with the following:

“Compensation” means the gross amount received during the Plan Year by an Employee for services rendered with respect to the Employer, including salary, commissions, wages, overtime pay and amounts contributed through a Qualified Plan which meets the requirements of Section 401(k) of the Code, to a cafeteria plan which meets the requirements of Section 125 of the Code or elective amounts not included in the gross income of the Employee by reason of Section 132(f)(4), but shall not include bonuses, incentive pay, reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation, welfare benefits, earnings with respect to equity-based compensation, payments on termination of employment for accrued and unused vacation days, Employer contributions under Section 4 of this Plan or benefits under any other Qualified Plan.

IN WITNESS WHEREOF, the Company has executed this amendment as of this 12 day of August, 2004.

THE PREMCOR REFINING GROUP INC.

By	/s/ JAMES R. VOSS
James R. Voss, Senior Vice President